SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

February 21, 2014

Date of Report (Date of earliest event reported)

ROMANTIQUE LTD.

 (Exact Name of Registrant as Specified in Its Charter)

New York	3911	49-6956015
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

64 West 48th Street, Suite 1107, New York, NY		10036
(Address of Principal Executive Offices)		(Zip Code)

212-840-8477

Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Resignation of Yitzchok Gurary as Chief Executive Officer

On February 20, 2014, Yitzchok Gurary tendered his resignation as Chief Executive Officer of Romantique Ltd. This resignation was approved by the Board of Directors of Romantique Ltd. on February 21, 2014 and shall take effect February 21, 2014.  Mr. Gurary will continue to serve as President and a director of Romantique Ltd.

(a)	Appointment of Michael Wirth as Chief Executive Officer

On February 21, 2014, the Board of Directors Romantique Ltd. appointed Michael Wirth, age 55, as its Chief Executive Officer. Mr. Wirth is currently a principal of Quiddity Group LLC, a consulting company offering advisory services to C-Suite executives, Boards of Directors and Advisory Boards.  From 2006 to 2012, Mr. Wirth was Chief Financial Officer of Kohlberg Capital Corp., a private equity/specialty finance company that had its IPO in 2006. Mr. Wirth structured Kohlberg’s various debt financings and provided investment portfolio oversight on approximately $4 billion in assets under management and was responsible for accounting and finance, oversight of human resources, technology, portfolio operations and investment, internal and external reporting and investor relations.

Since 2009, Mr. Wirth has served in various positions for Quantic Bank, a federally chartered bank, including independent board member, chairman of the executive committee, chairman of the audit and compensation committees, and member of the loan committee and funds management committee.  Mr. Wirth has served as finance committee chairman and treasurer of Young Survival Coalition, a not-for-profit corporation providing breast cancer support, since 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 24, 2014	Romantique Ltd.

	By:	/s/ Michael Wirth
	Name:	Michael Wirth
	Title:	Chief Executive Officer

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